 Unassociated Document

BOARD RESOLUTIONS APPROVING EMPLOYMENT AGREEMENT
APPROVAL OF EMPLOYMENT AGREEMENT

ARC287BC CORPORATION

We, the undersigned, being the Board of Directors of ARC287BC Corporation, organized and existing under the laws of the State of New Jersey, and having principal place of business at 232 Union Blvd., Totowa, NJ 07512 (the"Company"), hereby certify that the following is a true and correct copy of a resolution duly adopted at a meeting of the Shareholders of the Company, duly held and convened on July 11, 2017.

Be it RESOLVED, that the Board of Directors of ARC287BC Corporation. approves the terms of a proposed Employment Agreement between this corporation and Mechanical Engineer Okogu Nnamdi Emmanuel.

RESOLVED FURTHER, that the Officer of the ARC287BC Corporation. is/are, and each acting alone is, hereby authorized to execute and deliver on behalf of this corporation the Employment Agreement substantially in the form attached hereto as Exhibit A with such changes thereto as the person executing the same shall approve, such approval to be conclusively evidenced by the execution and delivery thereof.

RESOLVED, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as such officers shall deem necessary or advisable, to carry out the purposes and intent of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officer prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of ARC287BC Corporation.

Date: July 11, 2017

                                    By: /s/ Wilson X. Bezerra
                                    Chairman of the Board

                                    By: /s/ Jessica Rodriguez
                                     secretary of the Board